Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

•      Fourth quarter diluted earnings per share of $0.49 compared to $0.52 last year

•      Fourth quarter cash flow from operations of $72 million

•      Record annual sales of $1,424 million and diluted earnings per share from continuing operations of $1.92

•      $77 million reduction in net debt outstanding during fiscal 2009

WOOD DALE, ILLINOIS (July 14, 2009) — AAR (NYSE: AIR) today reported fiscal year 2009 fourth quarter consolidated sales of $371.7 million and income from continuing operations of $20.5 million, or $0.49 diluted earnings per share.  Sales decreased 5% from $391.7 million reported in the fourth quarter of last year, and diluted earnings per share from continuing operations decreased 6%. Fourth quarter results include a $10.1 million impairment charge related to inventory acquired before September 11, 2001 and a $1.4 million loss on the sale of marketable securities.  Results for the fourth quarter of fiscal year 2009 also include a $10.0 million gain on the early extinguishment of debt.

Fourth quarter sales to defense customers increased 7% over the prior year and represented 44% of total sales.  The increase in sales to defense customers was principally attributable to higher shipments of mobility systems products and growth at the Company’s defense logistics business. Sales to commercial customers declined 13% due to lower demand for the Company’s products and services as a result of pressure from lower passenger and freight traffic combined with airline inventory de-stocking.

For the Company’s fiscal year 2009, sales were $1,424.0 million, an increase of 3% over the prior year and income from continuing operations increased 6% to $80.6 million, or $1.92 per diluted share.

 “In the midst of a deep global recession and disrupted credit markets, AAR achieved record annual sales, earnings and operating cash flow and significantly reduced its debt obligations, while making strategic investments in the Company’s growth prospects,” said David P. Storch, Chairman

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

and Chief Executive Officer of AAR CORP. “Our results have demonstrated that our strategy for diversification within the aerospace and defense markets has allowed us to manage through these challenging times.  Our fiscal year sales performance was primarily driven by strong sales to defense customers and the full year impact of acquisitions made during fiscal year 2008.  This performance allowed us to further strengthen our balance sheet and provides capacity for making additional strategic investments as we enter our new fiscal year.”

 Following are the highlights for each segment:

Aviation Supply Chain — Sales declined 13% to $145.6 million and gross profit decreased 17% to $34.8 million over last year’s fourth quarter, resulting in a gross profit margin of 23.9%, before consideration of the impairment charge.  The sales decline was due to lower overall sales to commercial customers reflecting reduced inventory provisioning and fewer maintenance activities as a result of capacity reductions.  Sales in the fourth quarter benefited from a new supply chain services program for a North American regional airline.  Sales at the Company’s defense logistics business increased 7.1% during the fourth quarter.

During the fourth quarter, the Company recorded a $10.1 million pre-tax impairment charge on inventory and engines that had been acquired prior to September 11, 2001.  The impairment charge was triggered by a reduction in sales activity related to those assets and weak conditions in the commercial aviation industry.  Taking into consideration the impairment charge, gross profit was $24.7 million and the gross profit margin was 16.9%.

Maintenance, Repair and Overhaul — Sales increased 2% to $96.3 million and gross profit declined 2% to $14.7 million over last year’s fourth quarter, resulting in a gross profit margin of 15.2%. Compared to the third quarter of fiscal year 2009, sales increased $19.3 million or 25%, reflecting improved performance at the Company’s landing gear business and at the Company’s aircraft maintenance center in Miami, Florida.  For the fifth consecutive year, AAR was recognized by the Federal Aviation Administration (FAA) for excellence in training and received the Diamond Certificate of Excellence at each of its FAA-certified repair stations. This award is the highest honor in the FAA’s Aviation Maintenance Technician (AMT) Awards Program.

Structures and Systems — Sales increased 3% to $126.1 million and gross profit increased 9% to $20.1 million over last year’s fourth quarter, resulting in a gross profit margin of 15.9%.  The increase in sales was attributed to strong demand for the Company’s mobility products for its defense customers.  The Company experienced lower shipments of composite structures and precision machined parts supporting commercial customers.  The improvement in gross profit margin reflected increased sales of higher margin products to defense customers.

Aircraft Sales and Leasing — During the fourth quarter, the Company reduced its aircraft portfolio by one to 32 aircraft, with 26 aircraft held in joint ventures and 6 held in the Company’s wholly-owned portfolio.  At May 31, 2009 there was one aircraft not under lease which was subsequently leased to an international carrier in July 2009.  During fiscal year 2009, the Company reduced its total aircraft portfolio by five aircraft and reduced its net investment in aircraft from $97.5 million to $74.4 million.

Consolidated gross profit margin was 16.4% for the fourth quarter compared to 19.6% last year.  Excluding the impairment charge of $10.1 million, the gross profit margin for the fourth quarter was 19.1%.  Selling, general and administrative costs declined to 9.6% of sales from 10.2% in same quarter in fiscal year 2008.  The year-end backlog increased 6% over the prior year to $493 million.

During the fourth quarter of 2009, the Company generated $72 million of cash flow from operations and ended the year with approximately $113 million cash on hand.  Also during the fourth quarter, the Company retired $35.5 million of its convertible notes for $24.8 million, equating to a 9% yield to maturity. After taking into consideration unamortized debt issuance costs, the Company recorded a $10.0 million pre-tax gain on settlement of the notes and eliminated 170,000 shares from its diluted earnings per share calculation.  In addition, the Company reduced the amount outstanding on its revolving credit facility by $25 million.

Storch continued, “As we look ahead, we expect commercial markets to remain challenging in the short-term due to weak economic conditions while our backlog supports continued strength in our defense business.  Longer-term, we are optimistic about the fundamentals for commercial, government and defense markets.  We have made targeted investments to improve our competitive position and to capture market share and we remain focused on flawless execution while continuing to keep our cost structure lean.”

Subsequent Event

In June 2009, the Company announced it had entered into a joint venture to expand the Company’s participation in the government and defense markets.  The new business, AAR Global Solutions, LLC, combines the capabilities of AAR with the experience of a seasoned government contracting team, led by Steve Cannon, former Chief Executive Officer of DynCorp International, and other strategic partners including Johnson Global Services, LLC, an affiliate of Magic Johnson Enterprises, and Zaccanelli Investment Partners.

In commenting on the new joint venture, Storch stated, “The parties are committed to providing high-quality solutions to our U.S. Government and international customers by bringing discipline and solid business practices to meet the unique needs and stringent requirements of this customer base. Our partners contribute an international presence and reputation to our efforts as we build this new company.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government/defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on July 15, 2009. The conference call can be accessed by calling 866-793-1299 from inside the U.S. or 703-639-1306 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1370009) from 11:30 a.m. CDT on July 15, 2009 until 11:59 p.m. CDT on July 22, 2009.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2008 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2009	2008	2009	2008

Sales	$371,708	$391,686	$1,423,976	$1,384,919
Cost and expenses:
Cost of sales	300,565	314,809	1,151,228	1,120,847
Cost of sales — impairment charges	10,100	—	31,133	—
Selling, general and administrative	35,637	39,892	147,219	135,502

Earnings from aircraft joint ventures	1,283	1,295	8,496	5,948

Operating income	26,689	38,280	102,892	134,518

Gain (loss) on extinguishment of debt	9,999	422	35,316	(205)

Interest expense	4,278	4,892	18,371	20,578
Interest income	295	548	1465	1,821
Gain (loss) on sale of investments	(1,393)	35	(1,393)	532

Income from continuing operations before income taxes	31,312	34,393	119,909	116,088

Income tax expense	10,819	12,076	39,309	40,343

Income from continuing operations	20,493	22,317	80,600	75,745

Discontinued operations:
Operating loss, net of tax	—	(276)	(546)	(601)
Loss on disposal, net of tax	—	—	(1,403)	—
Net income	$20,493	$22,041	$78,651	$75,144

Earnings per share - Basic:
Earnings from continuing operations	$0.54	$0.59	$2.12	$2.04
Loss from discontinued operations	—	(0.01)	(0.05)	(0.02)
Earnings per share — Basic	$0.54	$0.58	$2.07	$2.02

Earnings per share — Diluted:
Earnings from continuing operations	$0.49	$0.52	$1.92	$1.77
Loss from discontinued operations	—	—	(0.05)	(0.01)
Earnings per share — Diluted	$0.49	$0.52	$1.87	$1.76

Share Data:

Average shares outstanding — Basic	38,030	37,832	38,059	37,194
Average shares outstanding — Diluted	42,516	43,553	42,809	43,745

Consolidated Balance Sheet Highlights

(In thousands except per share data)

	May 31, 2009	May 31, 2008

Cash and cash equivalents	$112,505	$109,391
Current assets	851,312	783,431
Current liabilities (excluding debt accounts)	190,818	195,505
Net property, plant and equipment	125,048	146,435
Total assets	1,377,511	1,362,010
Total recourse debt	417,803	479,544
Total non-recourse obligations	38,781	51,368
Stockholders’ equity	656,895	585,255
Book value per share	$16.89	$15.09
Shares outstanding	38,884	38,773

Sales By Business Segment

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2009	2008	2009	2008
Aviation Supply Chain	$145,632	$167,771	$583,965	$606,490
Maintenance, Repair & Overhaul	96,298	94,780	346,996	300,871
Structures and Systems	126,117	122,695	477,631	389,428
Aircraft Sales and Leasing	3,661	6,440	15,384	88,130
	$371,708	$391,686	$1,423,976	$1,384,919

Gross Profit (Loss) By Business Segment

(In thousands)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2009	2008	2009	2008
Aviation Supply Chain	$24,655	$41,827	$130,411	$145,091
Maintenance, Repair & Overhaul	14,655	14,892	51,767	43,967
Structures and Systems	20,100	18,366	74,158	54,673
Aircraft Sales and Leasing	1,633	1,792	(14,721)	20,341
	$61,043	$76,877	$241,615	$264,072

Diluted Earnings Per Share Calculation

(In thousands except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2009	2008	2009	2008

Net income as reported	$20,493	$22,041	$78,651	$75,144
Add: After-tax interest on convertible debt	346	417	1,454	1,866
Net income for diluted EPS calculation	$20,839	$22,458	$80,105	$77,010

Diluted shares outstanding	42,516	43,553	42,809	43,745

Diluted earnings per share	$0.49	$0.52	$1.87	$1.76

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted gross profit margin percentages for the three month period ended May 31, 2009 are more representative of the Company’s ongoing performance as it excludes the impairment charge

AAR CORP.   (Consolidated results)

(In thousands)

Three Months Ended
May 31, 2009
Gross profit margin as reported	$61,043
Impairment charge	10,100
Gross profit margin adjusted for impairment charge	$71,143

Gross profit margin % as reported	16.4%

Gross profit margin % adjusted for impairment charge	19.1%

Aviation Supply Chain Segment

(In thousands)

Three Months Ended
May 31, 2009
Gross profit margin as reported	$24,655
Impairment charge	10,100
Gross profit margin adjusted for impairment charge	$34,755

Gross profit margin % as reported	16.9%

Gross profit margin % adjusted for impairment charge	23.9%